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                                                                   EXHIBIT 99(b)

[CMS ENERGY LOGO]                                                   News Release


                      CMS ENERGY ANNOUNCES PERSONNEL ACTION

               JACKSON, Mich., March 17, 2004 -- CMS Energy (NYSE: CMS) announced today that one of its executives will be released, effective immediately.

               CMS Energy released Preston D. Hopper, senior vice president of information technology and administrative services, after the U.S. Securities and Exchange Commission (SEC) announced it had filed a civil enforcement action against him.

               CMS Energy won't comment further because of the nature of this matter and Company policy.

               The SEC also announced it had filed a civil enforcement action against a former CMS Energy employee, Tamela Pallas, who was president and chief executive officer of the Houston-based CMS Marketing, Services, and Trading. Pallas resigned from that position on May 16, 2002.

               The SEC also said it had reached a settlement with Terry Woolley, the former controller of CMS MST, on a civil action. The SEC actions are related to round-trip trading.

               CMS Energy's policy is not to discuss former employees or matters pertaining to their employment.

               CMS Energy is an integrated energy company, which has as its primary business operations an electric and natural gas utility, natural gas pipeline systems, and independent power generation.

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For more information on CMS Energy, please visit our web site at:
www.cmsenergy.com

Media Contacts: Jeff Holyfield, 517/788-2394 or Dan Bishop, 517/788-2395

Investment Analyst Contact: CMS Energy Investor Relations, 517/788-2590